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                                                                    Exhibit 3(h)

                                SECOND AMENDMENT
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                     CRIIMI MAE SERVICES LIMITED PARTNERSHIP

         The Second Amendment to the Limited Partnership Agreement of CRIIMI MAE Services Limited Partnership is made and entered into as of January 2, 1997, by and among CRIIMI MAE Management, Inc., a Maryland corporation (the "General Partner"), and CRIIMI MAE Services, Inc., a Maryland corporation (the "Limited Partner").

         WHEREAS, on March 14, 1995, the General Partner executed a Certificate of Limited Partnership (the "Certificate") for the formation of CRIIMI MAE Services Limited Partnership (the "Partnership") pursuant to terms of the Maryland Revised Uniform Limited Partnership Act, as amended (the "Act"), which certificate was subsequently filed with the Maryland State Department of Assessments and Taxation (the "State") on March 17, 1995; and

         WHEREAS, as of June 1, 1995, the General Partner and the Limited Partner executed an Agreement of Limited Partnership (the "Original Agreement") of the Partnership; and

         WHEREAS, the parties hereto now desire to enter into this First Amendment to Limited Partnership Agreement of the Partnership to make certain changes to the terms of the Original Agreement.

         NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the terms of the Original Agreement as follows:

         1.       Paragraph 6.1 is amended to add subparagraph (c) as follows:

                  (c) The Partnership shall have the right and is authorized to employ persons as its employees and to retain third parties to carry out the purposes and business of the Partnership in accordance with this Agreement, including, but not limited to, the purposes enumerated in Paragraph 2.3(a) and (b) above. Such employees shall be deemed employees of the Partnership and not employees of the General Partner.

         2. Paragraph 6.4 is amended to add the following sentence after the caption "Partnership Expenses."

                  Any and all expenses associated with the employment of the employees of the Partnership, including but not limited to, salary and benefits, shall constitute Operating Expenses.
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         3. Except as amended hereby, all of the provisions of Original
Agreement shall remain in full force and effect.

         4. Capitalized terms used here and not defined shall have the meanings ascribed to such terms in the Original Agreement.

         IN WITNESS WHEREOF, the parties have affixed their signatures and seals to this Second Amendment to Limited Partnership Agreement of CRIIMI MAE Services Limited Partnership as of the date first written above.

                           GENERAL PARTNER

                           CRIIMI MAE MANAGEMENT, INC.


                           By:      /s/ H. William Willoughby
                                    ---------------------------
                                    H. William Willoughby
                                    President

                           LIMITED PARTNER

                           CRIIMI MAE SERVICES, INC.


                           By:      /s/ William B. Dockser
                                    ---------------------------
                                    William B. Dockser
                                    Chairman of the Board